Exhibit 99.1

FNCB Bancorp, Inc. Will Celebrate Its Recent NASDAQ

Listing By Ringing the Closing Bell

FNCB Up-Listed to NASDAQ to Attract Broader Investor Audience

FNCB Added to the Russell® MicroCap Index

Dunmore, Pa., July 30, 2018 (GLOBE NEWSWIRE) -- FNCB Bancorp, Inc. (NASDAQ:FNCB) (“FNCB”) today announced that members of its management team and Board of Directors will ring the 4:00 PM ET closing bell at the NASDAQ Marketsite in Times Square in New York, NY on October 29, 2018. This ceremony will commemorate the recent listing of FNCB's common stock on the Nasdaq Capital Market, where the shares began trading on March 5, 2018. Along with a live television broadcast on CNBC, the event can also be viewed live online by visiting https://new.livestream.com/nasdaq/live.

“Our decision to up-list to NASDAQ, reflects the significant progress FNCB has made with improved operating efficiencies, a strengthened balance sheet, and enhanced corporate governance, all of which have positioned the company for continued growth and profitability,” said Gerard A. Champi, President and Chief Executive Officer. “We believe that the steps taken to strengthen FNCB have positioned the Bank to explore a wide range of organic and acquisition-related growth opportunities in and around our Northeastern Pennsylvania market area. By up-listing to NASDAQ we expect to have improved access to the public equity markets, as well as increased exposure to a larger pool of bank-focused investors and capital. In addition, this national market listing should provide improved trading liquidity for our current shareholders, as well as potential investors.”

Well Positioned for Future Growth

In September 2017, FNCB’s corporate governance structure was strengthened by the election of three new independent directors extending both FNCB’s and the Bank’s Boards to 12 directors. On July 26, 2018, FNCB’s Board of Directors declared a dividend of $0.04 per share for the third quarter of 2018, a 33.3% increase over the dividend declared for the same quarter of 2017. It is the current intent of the Board to continue paying quarterly dividends going forward, subject to earnings, financial position, legal and regulatory restrictions and other relevant factors. At June 30, 2018, the Bank was “well capitalized” under regulatory capital adequacy requirements with a Tier I capital to risk-weighted assets ratio of 10.41%, and a total capital to risk-weighted assets ratio of 11.46%. FNCB’s asset quality has been, and remains very solid with non-performing loans at 0.41% of total gross loans at June 30, 2018, and annualized net charge-offs of 0.29% of average loans for the six months ended June 30, 2018. With a top-five deposit market share in its primary markets of Luzerne and Lackawanna counties in Northeastern Pennsylvania, FNCB is well positioned to respond to appropriate growth opportunities in and around it service footprint.

FNCB Added to Russell MicroCap Index

On June 25, 2018, FNCB was added to the Russell MicroCap Index, a broad-market and capitalization-weighted stock index, as part of the 2018 reconstitution. FTSE Russell determines membership for its Russell US Indexes primarily through the use of objective, market-capitalization rankings and style attributes, and is reevaluated annually. Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. An estimated $9 trillion in assets are benchmarked against Russell US Indexes.

About FNCB Bancorp, Inc.
FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 100 years, FNCB Bank continues as Northeastern Pennsylvania’s premier community bank – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB operates through 16 branch offices located in Lackawanna, Luzerne and Wayne Counties and a limited purpose office in the Lehigh Valley market, and remains dedicated to making our customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

James.bone@fncb.com

Forward-Looking Statements:

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in its reports to shareholders, and in other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control).  The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in our markets; the effects of, and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of FNCB to compete with other institutions for business; the composition and concentrations of FNCB’s lending risk and the adequacy of FNCB’s reserves to manage those risks; the valuation of FNCB’s investment securities; the ability of FNCB to pay dividends or repurchase common shares; the ability of FNCB to retain key personnel; the impact of any pending or threatened litigation against FNCB; the marketability of shares of FNCB and fluctuations in the value of FNCB’s share price; the effectiveness of FNCB’s system of internal controls; the ability of FNCB to attract additional capital investment; the impact of changes in financial services’ laws and regulations (including laws concerning capital adequacy, taxes, banking, securities and insurance); the impact of technological changes and security risks upon our information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive.  Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise.  FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2017.